Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER 2010 EARNINGS

May 10, 2010 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced results for the first quarter of 2010.

First PacTrust Bancorp reported net income of $875 thousand for the quarter ended March 31, 2010 compared to net loss of $2.6 million for the quarter ended March 31, 2009. After preferred dividends, the first quarter’s net income available to common shareholders was $625 thousand or $.15 per diluted share, compared to a net loss available to common shareholders of $2.8 million or ($0.68) per diluted share for the prior year’s first quarter.

President and Chief Executive Officer, Hans Ganz stated that “The results of the first quarter were in accordance with management’s expectations and reflects the continued pressures resulting from the challenging real estate market.” Mr. Ganz went on to say that he “remains confident in the Company’s ability to navigate these difficult economic times.”

For the quarter ended March 31, 2010, net interest income before provision for loan losses increased $446 thousand to $7.3 million, compared to $6.9 million in the same period of the prior year. This was due to a 29 basis point increase in the Company’s net interest margin to 3.54% for the quarter ended March 31, 2010 compared to the prior year’s quarter, reflecting a 104 basis point decline in the Company’s average cost of funds. Interest income on loans decreased $2.1 million to $9.2 million for the first quarter due to a decrease in the average balance of loans receivable, a decrease in the average yield on loans and an increase in the balance of non-accrual loans. Interest income on securities increased $613 thousand for the first quarter as a result of security purchases made during the quarter.

As of March 31, 2010, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios were core capital 9.3%, tier 1 risk-based capital 12.4% and total risk-based capital 13.5%, versus regulatory requirements to be considered well capitalized of 5.0%, 6.0% and 10.0% respectively.

For the quarter ended March 31, 2010, non-interest expense increased $680 thousand to $4.3 million compared to $3.6 million for the same period of the prior year. This was primarily due to an increase of $398 thousand in loan servicing and foreclosure expenses as a result of the increase in real estate owned and non-performing loans activity. In addition, FDIC expenses increased $255 thousand due to increased quarterly premiums.

The Company made a $2.2 million provision for loan losses during the first quarter ending March 31, 2010, which was down from $7.0 million made during the first quarter of the prior year. Non-performing loans, which are those loans on nonaccrual status, loans that have been restructured resulting in a troubled debt classification and impaired loans, were $55.8 million at March 31, 2010 compared to $45.6 million at March 31, 2009 and $50.9 million at December 31, 2009. Loans delinquent 30 days or more decreased $4.5 million to $38.4 million from $42.9 million at December 31, 2009. Loans delinquent 60-89 days have decreased $14.1 million to $16 thousand at March 31, 2010.

Net loan charge-offs for the quarter ended March 31, 2010 totaled $1.2 million compared to $4.9 million for the prior year’s first quarter. The allowance for loan losses as a percentage of loans outstanding was 1.9% at March 31, 2010 compared to 1.7% at December 31, 2009. The increase in the percentage of allowance to loans outstanding was the result of increased specific reserves due to the increase in non-performing loans as well as an overall decline in loan balances during the first quarter of 2010.

Total assets increased $9.9 million during the first quarter, from $893.9 million at December 31, 2009 to $903.8 million at March 31, 2010 primarily attributable to security purchases during the quarter. Deposit growth was substantial during the first three months of 2010, as total deposits increased $33.2 million, or 5.1%, to $691.6 million at March 31, 2010 from $658.4 million at December 31, 2009. Strong deposit growth due to competitive deposit rates combined with the maturity of fixed rate long term Federal Home Loan Bank advances allowed the Company to reduce these advances by $25.0 million during the first quarter of 2010.

Equity increased $997 thousand to $98.5 million at March 31, 2010 from $97.5 million at December 31, 2009. Equity increased primarily due to net operating income of $875 thousand, increased unrealized net gain in securities of $498 thousand and an increase of ESOP shares earned in the amount of $71 thousand. Equity was reduced by the payment of preferred stock and common stock dividends in the amount of $241thousand and $208 thousand, respectively.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31
	2010	2009
	(In thousands)
Selected Operations Data
Total interest income	$10,519	$12,064
Total interest expense	3,179	5,170

Net interest income	7,340	6,894
Provision for loan losses	2,214	6,998

Net interest income after provision for loan losses	5,126	(104)
Noninterest income	367	385
Noninterest expense	4,259	3,579

Income/(loss) before taxes	1,234	(3,298)
Income tax provision/(benefit)	359	(720)

Net income/(loss)	$875	$(2,578)

Earnings/(Loss) per share
Basic	$.15	$(.68)

Diluted	$.15	$(.68)

	March 31, 2010	December 31, 2009
	(In thousands)
Selected Financial Condition Data
Total assets	$903,796	$893,921
Cash and cash equivalents	44,496	34,596
Loans receivable, net	726,597	748,303
Real estate owned, net	9,697	5,680
Securities available-for-sale	70,798	52,304
Deposits	691,650	658,432
Bank owned life insurance investment	17,979	17,932
Advances from Federal Home Loan Bank	110,000	135,000
Shareholders’ equity	98,482	97,485

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2010
Total capital (to risk- weighted assets)	$91,412	13.51%	$54,136	8.00%	$67,670	10.00%
Tier 1 capital (to risk- weighted assets)	84,139	12.43	27,068	4.00	40,602	6.00
Tier 1 (core) capital (to adjusted tangible assets)	84,139	9.33	36,062	4.00	45,077	5.00

	Three months ended March 31,
	2010	2009
Selected Financial and Capital Ratios (1)
Return on average assets	.39%	(1.15)%
Return on average equity	3.58	(10.48)
General and administrative expenses to average assets	1.91	1.60
Efficiency ratio (2)	55.26	49.17
Net interest margin	3.54	3.25

	March 31, 2010	March 31, 2009
Allowance for loan losses as % of loans	1.91	2.51
Non-performing assets to total assets (3)	7.25	5.74
Book Value per common share (4)	$23.20	$22.43
Book Value per common share (5)	$18.70	$17.94

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity divided by total common shares outstanding net of treasury stock.
(5)	Represents total equity, net of TARP related equity, divided by total common shares outstanding net of treasury stock.